SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2013

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code                                                                                                817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 11, 2013, Wound Management Technologies, Inc. (the “Company”), together with certain of its subsidiaries, entered into a letter of intent (the “LOI”) with Brookhaven Medical, Inc. pursuant to which, among other things, (i) BMI made a loan to the Company in the amount of $2,000,000 under a Secured Convertible Drawdown Promissory Note (the “Drawdown Note”) and a drawdown loan agreement (the “Loan Agreement”), and (ii) BMI and the Company agreed to certain exclusivity and other terms through November 10, 2013 (the “Termination Date”) in connection with the negotiation of an agreement and plan of merger pursuant to which the Company would merge with a subsidiary of  BMI, subject to various conditions precedent.

Effective November 8, 2013, the Company and BMI entered into amendments to the LOI, the Drawdown Note, and the Loan Agreement, extending the Termination Date through December 2, 2013.

Item 3.03    Material Modification to Rights of Security Holders.

As described in further detail under Item 5.03 below, on November 13, 2013, the Company filed the Certificate of Designations, designating 25,000 shares of the Company’s Series D Convertible Preferred Stock (“Series D Preferred Stock”).

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 13, 2013, the Company filed a Certificate of Designations, Number, Voting Power, Preferences and Rights of Series D Convertible Preferred Stock (the “Certificate of Designations”), under which it designated 25,000 shares of Series D Preferred Stock. Shares of Series D Preferred Stock are not entitled to any preference with respect to dividends or upon liquidation, and will automatically convert (at a ratio of 1,000-to-1) into shares of the Company’s common stock, par value upon approval of the Company’s stockholders (and filing of) and amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock from 100,000,000 to 250,000,000.

Item 9.01.    Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.                                Description
4.1	Certificate of Designations, Number, Voting Power, Preferences And Rights of Series D Convertible Preferred Stock
10.1	Amendment to Letter of Intent
10.2	Amendment to Senior Secured Convertible Drawdown Promissory Note
10.3	Amendment to Drawdown Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.

Date: November 14, 2013	By:	/s/ Robert Lutz, Jr.
Robert Lutz, Jr., Chief Executive Officer